EX-99.B9(a)


                            ADMINISTRATION AGREEMENT


      This ADMINISTRATION AGREEMENT (the "Agreement") is made as of September 1, 1993 by and between STEPHENS INC. ("Stephens") and NATIONS FUND TRUST, a Massachusetts business trust (the "Trust").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Trust desires to retain Stephens to render certain administrative services for the investment portfolios of the Trust listed on
Schedule I (individually, a "Fund" and collectively, the "Funds"), and Stephens is willing to render such services; and

      WHEREAS, the Trust is retaining, pursuant to a separate Co-Administration Agreement, The Boston Company Advisors, Inc. ("Boston Advisors") to perform certain other administrative services.

                                   WITNESSETH:

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Trust hereby appoints Stephens to act as Administrator of the Funds and Stephens hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Trust or Stephens, each new investment portfolio established in the future by the Trust shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

      2. Delivery of Documents. The Trust has furnished Stephens with copies properly certified or authenticated of each of the following:

      (a) The Trust's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and under the 1940 Act (File Nos. 2-97817 and 811-4305), as filed with the Securities and Exchange Commission (the "SEC") on July 30, 1993 relating to the Funds' units or shares (the "Shares");

      (b) The Funds' most recent Prospectus(es); and

      (c) The Funds' most recent Statement(s) of Additional Information.

      The Trust will furnish Stephens from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide Stephens with any other documents that Stephens may reasonably request and will notify Stephens as soon as possible of any matter materially affecting Stephens' performance of its services under this Agreement.

      3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, Stephens, as Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement.

      (a) Maintaining office facilities (which may be in the offices of Stephens or a corporate affiliate);

      (b) Furnishing statistical and research data, data processing services, clerical services, and internal executive and administrative services and stationery and office supplies in connection with the foregoing;

      (c) Furnishing corporate secretarial services, including coordinating the preparation and distribution of materials for Board of Trustees meetings;

      (d) Providing the services of certain persons who may be appointed as officers of the Trust by the Trust's Board of Trustees;

      (e) Coordinating the provision of legal advice and counsel to the Trust with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Trust and assisting in the strategic response to such developments, counseling and assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in connection with any litigation in which the Trust is involved;

      (f) Coordinating the preparation of reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

      (g) Coordinating with the Trust and its Distributor regarding the jurisdictions in which the Shares of the Trust shall be registered or qualified for sale and, in connection therewith, being responsible for the registration or qualification and the maintenance of such registration or qualification of Shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Trust or any Fund as a dealer or broker shall be made or reimbursed by the Trust or that Fund, respectively;

      (h) Preparing and filing on a timely basis various reports, registration statements and post-effective amendments thereto and other documents required by federal, state and other applicable laws and regulations other than those filed or required to be filed by the Adviser, Boston Advisors, Transfer Agent or Custodian;

      (i) Preparing and filing on a timely basis the Trust's Rule 24f-2 Notice;

      (j) Monitoring the development and implementation of compliance procedures for the Trust which will include, among other matters, monitoring each Fund's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and compliance by each Fund with its investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

      (k) Generally assisting in all aspects of the Trust's operations.

      In performing all services under this Agreement, Stephens shall (a) act in conformity with the Trust's Declaration of Trust and Code of Regulation; the 1940 Act, the Investment Advisers Act of 1940 and other applicable laws, as the same may be amended from time to time; and the Trust's Registration Statement, as such Registration Statement may be amended from time to time, (b) consult and coordinate with legal counsel for the Trust, as necessary and appropriate, and
(c) advise and report to the Trust and its legal counsel, as necessary or appropriate, with respect to any compliance or other matters that come to its attention.

      In connection with its duties under this Paragraph 3, Stephens may, at its own expense, enter into subadministration agreements with other service providers, provided that each such service provider agrees with Stephens to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Stephens will provide the Trust with a copy of each subadministration agreement it executes relating to the Trust. Stephens will be liable for acts or omissions of any such subadministrators under the standards of care provided herein under Paragraph 5.

      In addition to the services specifically identified above, Stephens shall coordinate the provision of services to the Trust by Boston Advisors, the Transfer Agent and the Custodian.

      4. Compensation. Stephens shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in Paragraph 4(b) below.

      (a) Stephens will from time to time employ or associate with itself such person or persons as Stephens may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Stephens and the Trust. The compensation of such person or persons shall be paid by Stephens and no obligation shall be incurred on behalf of the Trust in such respect.

      (b) Stephens shall not be required to pay any of the following expenses incurred by the Trust: investment advisory expenses, costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with Stephens;

outside auditing expenses; outside legal expenses; fees of any other service provider to the Trust (other than a subadministrator engaged pursuant to Paragraph 3, and except for transmitting the fees payable to Boston Advisors pursuant to Paragraph 3(d)); or other expenses not specified in this Section 4 which may be properly payable by the Trust and which are approved by the Trust's President or Treasurer.

      (c) For the services to be rendered, the facilities to be furnished and the payments to be made by Stephens, as provided for in this Agreement, Stephens shall be compensated by the Trust in accordance with the terms set forth in the Fee Letter Agreement dated as of September 1, 1993 between the Trust, Nations Fund, Inc., Stephens and Boston Advisors, as the same may be amended from time to time (the "Fee Letter Agreement") provided, however, that any amendments to the Fee Letter Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board meeting.

      (d) Stephens shall be authorized to receive, as agent for Boston Advisors, the fees payable by the Trust to Boston Advisors pursuant to the Fee Letter Agreement for services provided by Boston Advisors under its Co-Administration Agreement, and shall promptly forward such fees to Boston Advisors, provided that it shall only be required to forward amounts actually received from the Trust and shall have no other duty to pay the same.

      5. Limitation of Liabilities; Indemnification.

      (a) Stephens shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Stephens' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. Any person, even though also an officer, Trustee, partner, employee or agent of Stephens, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Stephens' duties as Administrator hereunder), to be acting solely for the Trust and not as an officer, Trustee, partner, employee or agent or one under the control or discretion of Stephens even though paid by it.

      (b) The Trust, on behalf of each Fund, will indemnify Stephens against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or gross negligence of Stephens in the performance of such obligations and duties or by reason of its reckless disregard thereof. Stephens will not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. Any amounts payable by the Trust under this Section 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Trust.

      6. Termination of Agreement.

      (a) This Agreement shall become effective September 1, 1993 and shall remain in full force and effect unless terminated pursuant to the provisions of subsection (b) of this Section 6.

      (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the Board of Trustees of the Trust or by Stephens. Stephens will cooperate with and assist the Trust, its agents and any successor administrator or administrators in the substitution/conversion process.

      (c) Section 8 shall survive this Agreement's termination.

      7. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      8. Confidentiality. All books, records, information and data pertaining to the business of the Trust, its prior, present or potential shareholders and the Adviser's customers that are exchanged or received pursuant to the performance of Stephens' duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Trust or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder.

      9. Service to Other Companies or Accounts.

      The Trust acknowledges that Stephens now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser and/or administrator to other investment companies or series of investment companies, and the Trust has no objection to Stephens' so acting. The Trust further acknowledges that the persons employed by Stephens to assist in the performance of Stephens' duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Stephens or any affiliate of Stephens to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      10. Miscellaneous

      (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or Stephens shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

            To the Trust:

            Nations Fund Trust
            111 Center Street
            Little Rock, Arkansas  72201
            Attention:  Secretary


            To Stephens:

            Stephens Inc.
            111 Center Street
            Little Rock, Arkansas  72201
            Attention:  R. Greg Feltus

      (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

      (c) This Agreement shall be construed in accordance with the laws of the State of Arkansas.

      (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

      (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (f) This Agreement and the Fee Letter Agreement constitute the entire agreement between the parties hereto with respect to the matters described herein.

      (g) The names "Nations Fund Trust" and "Trustees of Nations Fund Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally acting from time to time under a Declaration of Trust dated May 6, 1985 which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Nations Fund Trust" entered into in the name or on behalf thereof by any of the Trustees, Officers, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as a Fund's Shares of the Trust must look solely to the Trust Property belonging to such Fund's Shares for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                  STEPHENS INC.


                                    By: /s/ R. Greg Feltus
                                        -----------------------------
                                       Name:   R. Greg Feltus
                                       Title:  Senior Vice President


                                    NATIONS FUND TRUST


                                    By: /s/ Richard H. Blank, Jr.
                                        -----------------------------
                                       Name:   Richard H. Blank, Jr.
                                       Title:  Secretary

                                   SCHEDULE I

Nations Fund Trust:
1.  Nations Government Money Market Fund
2.  Nations Tax Exempt Fund
3.  Nations Value Fund
4.  Nations Strategic Equity Fund
5.  Nations Capital Growth Fund
6.  Nations Emerging Growth Fund
7.  Nations Equity Index Fund
8.  Nations Managed Index Fund
9.  Nations Managed SmallCap Index Fund
10. Nations Managed Value Index Fund
11. Nations Managed SmallCap Value Index Fund
12. Nations Disciplined Equity Fund
13. Nations Marsico Focused Equities Fund
14. Nations Marsico Growth & Income Fund
15. Nations Balanced Assets Fund
16. Nations Short-Intermediate Government Fund
17. Nations Short-Term Income Fund
18. Nations Diversified Income Fund
19. Nations Strategic Fixed Income Fund
20. Nations Municipal Income Fund
21. Nations Short-Term Municipal Income Fund
22. Nations Intermediate Municipal Bond Fund
23. Nations Florida Intermediate Municipal Bond Fund
24. Nations Florida Municipal Bond Fund
25. Nations Georgia Intermediate Municipal Bond Fund
26. Nations Georgia Municipal Bond Fund
27. Nations Kansas Intermediate Municipal Bond Fund
28. Nations Maryland Intermediate Municipal Bond Fund
29. Nations Maryland Municipal Bond Fund
30. Nations North Carolina Intermediate Municipal Bond Fund
31. Nations North Carolina Municipal Bond Fund
32. Nations South Carolina Intermediate Municipal Bond Fund
33. Nations South Carolina Municipal Bond Fund
34. Nations Tennessee Intermediate Municipal Bond Fund
35. Nations Tennessee Municipal Bond Fund
36. Nations Texas Intermediate Municipal Bond Fund
37. Nations Texas Municipal Bond Fund
38. Nations Virginia Intermediate Municipal Bond Fund
39. Nations Virginia Municipal Bond Fund

Dated:  October 15, 1996
        June 4, 1997
        December 9, 1997
        February 4, 1998
        June 4, 1998